Exhibit 23.1

KPMG LLP
600 Fleet Center
50 Kennedy Plaza
Providence, RI  02903

The Board of Directors
United Natural Foods, Inc.:

We consent to incorporation by reference in this Registration Statement on Form S-8 of United Natural Foods, Inc. of our reports dated September 1, 1998, relating to the consolidated balance sheets of United Natural Foods, Inc. and Subsidiaries as of July 31, 1998 and 1997 and the related consolidated statements of income, stockholders' equity and cash flows for the years ended July 31, 1998 and 1997 and for the nine months ended July 31, 1996, and the related schedule, which reports appear in the July 31, 1998 annual report on Form 10-K of United Natural Foods, Inc.


                                                              /s/ KPMG LLP

                                                              KPMG LLP

Providence, Rhode Island
February 1, 1999


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